Exhibit 10.6

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

EXECUTION COPY

SUBLEASE AGREEMENT

between

BP BIOFUELS NORTH AMERICA LLC,

a Delaware limited liability company,

as Tenant

and

VERENIUM CORPORATION,

a Delaware corporation,

as Subtenant

Dated as of September 2, 2010

i

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) is made and entered into as of September 2, 2010 (“Effective Date”), by and between BP BIOFUELS NORTH AMERICA LLC, a Delaware limited liability company (“Tenant”), and VERENIUM CORPORATION, a Delaware corporation (“Subtenant”).

R E C I T A L S:

A. Kilroy Realty, L.P., a Delaware limited partnership (by its predecessor in interest KR-Gateway Partners, LLC) (“Landlord”) and Tenant (by its predecessor in interest, Diversa Corporation) are parties to that certain lease dated as of February 11, 2000, as amended by that certain First Amendment to Lease dated March 3, 2000, that certain Second Amendment to Office Lease dated as of July 23, 2001, and that certain Third Amendment to Office Lease dated September 21, 2001, copies of which are attached hereto as Exhibit B (collectively, the “Prime Lease”), regarding certain premises described therein (the “Premises”) in the building (the “Building”) located at 4955 Directors Place, San Diego, California commonly known as Building A, for a term currently scheduled to expire on November 14, 2015.

B. Subject to the consent of Landlord and such other third party approvals as may be required, Subtenant, as sublessee, desires to sublease from Tenant, as sublessor, and Tenant, as sublessor, desires to sublease to Subtenant, as sublessee, the premises labeled “Subleased Premises” and depicted on Exhibit A attached hereto and made a part hereof (the “Subleased Premises”), which consist of a portion of the Premises covered by the Prime Lease, upon the terms and conditions set forth in this Sublease.

C. Subject to the consent of Landlord and such other third party approvals as maybe required, Tenant shall permit Subtenant to use certain areas within the Building labeled “Shared Space” and depicted on Exhibit A-1 attached hereto and made a part hereof (the “Shared Space”), which consist a portion of the Premises covered by the Prime Lease, upon the terms and conditions set forth in this Sublease. All of the Premises other than the Subleased Premises and the Shared Space may be referred to hereinafter as the “Tenant’s Premises”. Subtenant shall have no right, title or interest in Tenant’s Premises or any right to use or occupy Tenant’s Premises.

AGREEMENTS:

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tenant and Subtenant hereby agree as follows:

1. Subleased Premises. Subject to the consent of Landlord and such other third party approvals as may be required, Tenant does hereby sublease to Subtenant, and Subtenant does hereby sublease from Tenant, the Subleased Premises, upon and subject to the terms and conditions of this Sublease.

2. Term. The term of this Sublease (the “Sublease Term”) shall commence on the Effective Date (the “Sublease Commencement Date”). The Sublease Term shall continue until the date (the “Sublease Expiration Date”) that is the last day of the twenty-fourth (24th) full calendar month following the Sublease Commencement Date, unless earlier terminated as provided herein. Subtenant shall have the right to request from Tenant an extension to the initial Sublease Term for a period of six (6) months (the “Option Term”), by delivering written notice (“Interest Notice”) to Tenant on or before the date which is six (6) months prior to the Sublease Expiration Date. Tenant shall notify Subtenant within thirty (30) days of Tenant’s receipt of the Interest Notice if Tenant, in its sole and absolute discretion, shall grant the Subtenant the Option Term. If Tenant, in its sole and absolute discretion, elects not to grant the Subtenant the Option Term, the Sublease Term shall expire on the Sublease Expiration Date. If Tenant, in its sole and absolute discretion, elects to grant the Subtenant the Option Term, during the Option Term, Subtenant shall pay Tenant base rent for the Subleased Premises pro rated based on the same rental rate Tenant is obligated to pay Landlord for such space as set forth in the Prime Lease. Failure of Subtenant to deliver the Interest Notice to Tenant on or before the date specified above shall be deemed to constitute Subtenant’s failure to exercise its option to extend. If Subtenant timely and properly exercises its option to extend, the Sublease Term shall be extended for the Option Term upon all of the terms and conditions set forth in this Sublease, except that Subtenant’s obligation to pay rent shall be as described above. Notwithstanding anything to the contrary contained herein, Subtenant shall have the right, by delivery of not less than thirty (30) days prior written notice to Tenant, to terminate this Sublease prior to the stated Sublease Expiration Date. Tenant shall have the right to terminate this Sublease upon the occurrence of the following events (each, a “Change of Control”): (a) a sale of all or substantially all of the assets of Subtenant in one or a series of integrated transactions not in the ordinary course of business to a Third Party (as defined below) or (b) the acquisition of Subtenant by a Third Party by means of any transaction or series of related transactions to which Subtenant is a party (including, any stock acquisition, merger or consolidation), in which transaction or series of transactions (i) the holders of outstanding voting securities of Subtenant immediately prior to such transaction do not hold, directly or indirectly, at least 50% of the combined outstanding voting power of the acquiring entity (or of Subtenant if it is the surviving entity in such transaction described in subsection (b)), or its direct or indirect parent entity, immediately after such transaction or series of related transactions or (ii) the members of the board of directors of Subtenant immediately prior to such transaction or series of related transactions do not constitute at least a majority of the board of directors of the surviving entity (or Subtenant if it is the surviving entity of such transaction or series of transactions) immediately after such transaction. For the purposes of this section only: “Third Party” shall mean any Person other than Tenant, Subtenant and their respective Affiliates; “Person” shall mean any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization; “Affiliate” shall mean with respect to either party, any Person that, directly or indirectly, is controlled by, controls or is under common control with such party; and “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) shall mean, with respect to any Person, the direct or indirect ownership of 50% or more of the voting or income interest in such Person or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such Person. In the event Tenant does elect to terminate this Sublease upon the occurrence of a Change in Control in accordance with the foregoing, Subtenant shall have ninety (90) days to vacate the Subleased Premises; provided, however, from and after the date of such Change in Control through the termination date of this Sublease, Subtenant shall pay Tenant base rent for the Subleased Premises at the rental rate Tenant is obligated to pay Landlord for such space as set forth in the Prime Lease. In the event Tenant does not elect to terminate this Sublease upon the occurrence of a Change in Control in accordance with the foregoing, Subtenant shall be permitted to remain in possession of the Subleased Premises on the terms and conditions set forth in this Sublease; provided, however, from and after the date of such Change in Control, Subtenant shall pay Tenant base rent for the Subleased Premises at the rental rate Tenant is obligated to pay Landlord for such space as set forth in the Prime Lease.

3. Prime Lease.

(a) This Sublease is subject and subordinate to the terms and conditions of the Prime Lease. The provisions of the Prime Lease pertaining to the Subleased Premises are incorporated by this reference into this Sublease as fully as if completely restated herein, provided that some of the provisions of the Prime Lease are specifically incorporated as modified herein or subject to specific terms and conditions as stated in this Sublease. Notwithstanding the foregoing, the following sections or provisions of the Prime Lease are not incorporated herein and do not form a part of this Sublease except to the extent that they are expressly identified and addressed in this Sublease: (i) any provisions that are superseded by or in direct conflict with the provisions of this Sublease; (ii) any right to assign the Prime Lease or sublet the Subleased Premises or to enter into any license or concession agreement or otherwise permit the occupancy or use of the Subleased Premises by any persons other than Subtenant and its employees; (iii) any right to make alterations and additions to the Subleased Premises; (iv) any of the terms of the following Articles, Sections and Amendments to the Prime Lease: Summary of Basic Lease Information Sections 2.2, 3, 4, 6, 8 and 13, Section 1.2 (Verification of Rentable Square Feet of Premises and Building), Article 2 (Term), Article 3 (Base Rent), Article 4 (Additional Rent), Section 6.1 (Standard Tenant Services), Article 7 (Repairs), Section 8.5 (Landlord’s Property), Section 10.7 (Landlord’s Insurance), Article 14 (Assignment and Subletting), Section 15.2 (Removal of Tenant Property by Tenant), Article 16 (Holding Over), Article 20 (Covenant of Quiet Enjoyment), Article 21 (Security Deposit; Letter of Credit), Article 22 (Telecommunications Equipment), Article 23 (Signs), Section 29.13 (Landlord Exculpation), Section 29.33.4 (Pre-Existing Hazardous Materials), Section 29.35 (Tenant Right of First Offer to Purchase Building), Section 29.36 (Successful IPO Condition Precedent), Section 29.37 (Building B Lease), Exhibit B (Tenant Work Letter), Exhibit G (Form of Letter of Credit), and the First Amendment to Lease, the Second Amendment to Office Lease, and the Third Amendment to Office Lease; and (v) any right of cancellation or termination of the Prime Lease or obligation on the part of Tenant to rebuild arising from any provision relating to fire, casualty or condemnation (i.e., Articles 11 and 13 of the Prime Lease).

(b) All of the obligations of Tenant under the Prime Lease shall, to the extent that they apply to the Subleased Premises and except as otherwise provided herein, be binding upon Subtenant. All terms used herein with initial capital letters that are not specifically defined herein shall have the same meanings attributed to those terms in the Prime Lease provided that the same are not in conflict with the terms and provisions of this Sublease.

(c) For purposes of this Sublease, and unless otherwise specifically stated herein, wherever in those portions of the Prime Lease incorporated herein the words: (1) “Landlord” or “Lessor” are used, it shall mean Tenant; (2) “Tenant” or “Lessee” are used, it shall mean Subtenant; and (3) “Premises” or similar words are used, it and they shall mean the Subleased Premises.

(d) Attached hereto as Exhibit B is a true, correct and complete copy of the Prime Lease, including all amendments and modifications thereto.

(e) Without limitation of the foregoing (and notwithstanding anything to the contrary contained in any of the provisions of the Prime Lease which are incorporated herein by reference):

(i) Subtenant shall not make any alterations or additions in or to the Subleased Premises or the Shared Space without (A) Tenant’s prior written consent, which consent may be conditioned or withheld in Tenant’s sole and absolute discretion; (B) the prior written consent of Landlord, to the extent required under the Prime Lease; (C) complying with all of the provisions of the Prime Lease with respect to alterations; (D) payment of all costs and expenses incurred by Tenant and Landlord in connection with the alterations (including any administrative fees payable pursuant to the Prime Lease); and (E) Landlord’s written waiver of any obligation of Tenant and/or Subtenant to remove the alterations at the expiration of the Prime Lease and to repair any damage caused by the removal;

(ii) If Subtenant desires to take any action and the Prime Lease would require that Tenant obtain the consent of Landlord before undertaking any action of the same kind, Subtenant shall not undertake the same without the prior written consent of Tenant obtained in accordance with Section 21(m) of this Sublease. Tenant may condition its consent on the consent of Landlord being obtained and may require Subtenant to contact Landlord directly for such consent;

(iii) All rights given to Landlord and its agents and representatives by the Prime Lease to enter the Premises shall inure to the benefit of Tenant and its agents and representatives with respect to the Subleased Premises;

(iv) Tenant shall also have all other rights, and all privileges, options, reservations and remedies, granted or allowed to, or held by, Landlord under the Prime Lease; and

(v) Subtenant shall not do anything or suffer or permit anything to be done which could result in a default by Tenant under the Prime Lease or permit the Prime Lease to be cancelled or terminated.

(f) Notwithstanding anything contained herein or in the Prime Lease which may appear to be to the contrary, Tenant and Subtenant hereby agree as follows:

(i) Subtenant may not assign, mortgage, pledge or otherwise transfer this Sublease, nor sublet, or permit, or suffer the Subleased Premises to be occupied by others (each, a “Transfer”), without Tenant’s prior written consent in each instance, which consent may be withheld or conditioned in Tenant’s sole and absolute discretion. A Change in Control will be governed by Section 2 above and not by this Section 3(f)(i);

(ii) No payments hereunder shall abate by reason of any damage to, destruction of or condemnation with respect to the Subleased Premises, the Shared Space or the Building or any part thereof or as the result of any interruption in any services provided to the Subleased Premises or the Shared Space except to the extent permitted by the Prime Lease;

(iii) Subtenant shall not have any right to any portion of the proceeds of any award for a condemnation or other taking, or a conveyance in lieu thereof, of all or any portion of the Building, the Subleased Premises or the Shared Space;

(iv) Subtenant shall not have any right to exercise, or require that Tenant exercise, any option under the Prime Lease, including, without limitation, any option to extend the term of the Prime Lease or to lease additional space;

(v) As between Tenant and Subtenant, in the event of any conflict between the terms, conditions and provisions of the Prime Lease and of this Sublease, the terms, conditions and provisions of this Sublease shall, in all instances, govern and control;

(vi) Subtenant is not required to pay Base Rent or Tenant’s Share of Direct Expenses (as such terms are defined in the Prime Lease) directly to Landlord (any payments due from Subtenant are as set forth in Section 6 below); and

(vii) Any provisions in the Prime Lease allowing or purporting to allow Tenant any rent concessions or abatements or construction allowances do not apply to this Sublease.

(g) It is expressly understood and agreed that notwithstanding the incorporation of certain terms and provisions of the Prime Lease into this Sublease by reference, Tenant does not assume and shall not have any of the obligations or liabilities of Landlord under the Prime Lease, does not grant or guarantee access by Subtenant to any areas in the Building or services that Tenant does not control, and that Tenant is not making the representations or warranties, if any, made by Landlord in the Prime Lease. Notwithstanding the foregoing, Tenant will use commercially reasonable efforts to obtain performance under the Prime Lease by Landlord, including, without limitation, Article 7 of the Prime Lease.

(h) Nothing contained in this Sublease shall be construed to create privity of estate or contract between Subtenant and Landlord, except the agreement of Subtenant in Section 6(b) hereof in favor of Landlord, and then only to the extent of the same.

4. Uses. Subtenant is currently in possession of the Subleased Premises, and throughout the Sublease Term shall use and occupy the Subleased Premises only for uses in strict compliance with the terms and conditions of the Prime Lease, this Sublease and all laws, codes, ordinances, restrictions of record that apply to Subtenant’s use of the Subleased Premises, and Landlord’s and Tenant’s reasonable rules and regulations (collectively, “Laws”), and any change in Subtenant’s use of the Subleased Premises shall require the prior written consent of Tenant, which consent may be conditioned or withheld in Tenant’s sole and absolute discretion. Subtenant’s use of the Subleased Premises, the Shared Space and the Permitted Access Areas (as hereinafter defined) shall be subject to Tenant’s health, safety, security and environmental policies and emergency response policies and procedures (the “HSSE Policies”); provided, however, Subtenant shall not be required to expend any funds to comply with the HSSE Policies (i.e. any costs required to comply with the HSSE Policies [e.g. modifications to the Subleased Premises, implementation of programs, etc.] shall be the sole responsibility of Tenant).

5. Services. Notwithstanding anything contained herein to the contrary, Subtenant agrees that Tenant shall not be obligated to furnish to Subtenant any services of any nature whatsoever other than as may be expressly provided in this Sublease. Insofar as Landlord is obligated to perform any repairs or furnish any services to any portion of the Premises that contains the Subleased Premises or to perform any other act whatsoever with respect to any portion of the Premises that contains the Subleased Premises or to perform any obligation or satisfy any condition under the Prime Lease, Subtenant agrees that Tenant does not undertake the performance or observance of such obligations but is only obligated to use Commercially Reasonable Efforts (defined below) to obtain Landlord’s performance for Subtenant’s benefit and without obligating itself to institute legal action. Tenant shall not be liable for damages, nor shall the Sublease Charges abate hereunder, for or on account of any failure by Landlord to perform the obligations and duties imposed on it under the Prime Lease. Further, Subtenant agrees that Tenant shall not be liable for failure to furnish or delay in furnishing any service, or for diminution in the quality or quantity thereof for any reason whatsoever, and that Tenant shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Subtenant’s business, including without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any service or utilities.

6. Service Charge and Additional Charges.

(a) Subtenant shall not be obligated to pay Base Rent or Tenant’s Share of Direct Expenses (as such terms are defined in the Prime Lease) for the Subleased Premises or the Shared Space during the Sublease Term.

(b) Commencing on the Sublease Commencement Date, Subtenant shall pay to Tenant a monthly service charge in an amount equal to $27,500 for the services listed on Exhibit C attached hereto. In addition, Subtenant shall be solely responsible for (x) the payment to Landlord on the applicable due dates under the Prime Lease for services, if any, requested by Subtenant which are provided and billed by Landlord directly to Subtenant rather than to Tenant, and (y) Tenant’s actual out of pocket costs (without markup) of any above standard services requested by Subtenant, including, but not limited to, above standard janitorial expenses, after hours or above standard HVAC service, and above standard utility services.

(c) In addition, Subtenant shall be solely liable for the payment of any taxes as described in Section 4.5 of the Prime Lease that may be levied against any items on the Excluded Equipment List (as such list is defined in, and may be modified pursuant to, Section 17 hereof) located within the Subleased Premises or the Shared Space and, to the extent such taxes are assessed against Tenant, Subtenant shall pay such taxes to Tenant within ten (10) days following receipt of an invoice therefor.

(d) All payments from Subtenant to Tenant due and payable hereunder shall be paid to Tenant by electronic funds transfer to the account set forth on Exhibit D or at such other place as Tenant may designate by written notice to Subtenant, and all such payments due hereunder may be referred to collectively as “Sublease Charges”. Tenant shall invoice Subtenant for Sublease Charges on a monthly basis, and such amounts together with any and all other costs, expenses and charges payable by Subtenant to Tenant under this Sublease shall be due and payable within thirty (30) days following Tenant’s invoice therefor.

(e) Sublease Charges for any portion of a month shall be prorated on the basis of the actual number of days in such month. If Subtenant fails to pay any Sublease Charges payable to Tenant when due, and whether or not such late payment constitutes an Event of Default (as hereinafter defined), Subtenant shall pay Tenant interest and late fees that Tenant is required to pay under the Prime Lease when Tenant is late in paying its rent (after the application of corresponding notice, cure or grace periods granted to Tenant in the Prime Lease). As used herein, “Subtenant’s Proportionate Share” shall mean the sum of (1) the fraction of which the numerator is the rentable square footage of the Subleased Premises and the denominator is 76,246 (being the rentable square footage of Building A), and (2) one-half (1/2) of the fraction of which the numerator is the rentable square footage of the Shared Space and the denominator is 76,246.

7. Condition of the Subleased Premises.

(a) Subtenant acknowledges that Subtenant is in possession of the Subleased Premises and the Shared Space, and has conducted Subtenant’s own investigations of the Subleased Premises and the Shared Space and the physical condition thereof, including accessibility and location of utilities, improvements, existence of hazardous materials, including but not limited to asbestos containing materials and polychlorinated biphenyls, earthquake preparedness, compliance with applicable Laws, and any other matters which, in Subtenant’s reasonable judgment, may affect or influence Subtenant’s use of the Subleased Premises and the Shared Space and Subtenant’s willingness to enter this Sublease. Subtenant recognizes that Tenant would not sublease the Subleased Premises to Subtenant or allow Subtenant to utilize the Shared Space (on the terms and conditions set forth herein) except on an “as is” basis and acknowledges that Tenant has made no representations or warranties of any kind with respect to the Subleased Premises or the Shared Space. Subtenant shall rely solely on Subtenant’s own inspection and examination of such items and not on any representations of Tenant, express or implied.

(b) Subtenant represents and warrants to Tenant that Subtenant has examined and inspected, and acknowledges that Subtenant is entering into this Sublease subject to, all matters with respect to taxes, bonds, permissible uses, the Prime Lease, title, zoning, covenants, conditions and restrictions and all other matters which in Subtenant’s judgment may bear upon the value and suitability of the Subleased Premises and the Shared Space for Subtenant’s purposes. Subtenant has and will rely solely on Subtenant’s own inspection and examination of such items and not on any representations of Tenant, express or implied.

(c) Subtenant shall not commit or allow to be committed any waste or damage to the Subleased Premises, and shall not commit any waste or damage to any other portion of the Building. Subject to the obligations of the Landlord under the Prime Lease, Subtenant shall, at its own cost and expense, maintain the Subleased Premises in good condition and repair, ordinary wear and tear, and fire and other casualty damage excepted (other than those items which Landlord or Tenant is required to perform pursuant to the terms of the Prime Lease). If Subtenant fails to make required repairs or replacements to the Subleased Premises promptly, Tenant may, at its option, make such repairs or replacements, and Subtenant shall repay the cost thereof to the Tenant within ten (10) days following Tenant’s demand therefor. In addition, Subtenant shall be solely responsible for any damage to the Building or any portion thereof caused by the negligence or willful misconduct of Subtenant, its agents, employees, invitees or contractors, and shall reimburse Tenant for the reasonable cost of any repairing any such damage within ten (10) days following Tenant’s demand therefor.

(d) Subtenant, at its sole cost and expense, shall regularly remove all waste and refuse, including but not limited to biohazardous waste, from the Subleased Premises (and from the Shared Space to the extent such waste and refuse was caused, generated or permitted to be present in the Shared Space by Subtenant). Subtenant shall properly dispose of all such waste and refuse, in strict compliance with all Laws and not less frequently than the frequency with which such waste and refuse was removed from the Premises as of the date of this Sublease. On or before the expiration or earlier termination of this Sublease, Subtenant, at its sole cost and expense, will completely remove from the Subleased Premises and the Shared Space and properly dispose of, in compliance with all Laws, all waste and refuse, including but not limited to biohazardous waste, that Tenant causes or permits to be present in, on, under or about the Subleased Premises and the Shared Space. Subtenant shall indemnify, defend and hold Tenant harmless from any and all claims, judgments, damages, penalties, fines, costs or liabilities (including, without limitation, any sum paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) which arise as a result of such waste and refuse and Subtenant’s obligation to remove such waste and refuse and to properly dispose of such waste and refuse. The foregoing indemnity shall survive the expiration or earlier termination of this Sublease.

(e) Upon the Sublease Expiration Date or the earlier termination of this Sublease or Subtenant’s right to possession, as applicable, Subtenant shall surrender the Subleased Premises and the Shared Space in good condition, ordinary wear and tear excepted, and shall have no obligation to perform any restoration requirements that may be required by the Prime Lease. Not less than ten (10) days prior to the Sublease Expiration Date or such earlier date on which this Sublease or Subtenant’s right to possession of the Subleased Premises and the Shared Space is terminated, Tenant and Subtenant shall conduct a walk-through of the Subleased Premises and the Shared Space and shall develop a list of (i) those items on the Excluded Equipment List (as such list is defined in, and may be modified pursuant to, Section 17 hereof) that are contained within the Subleased Premises and the Shared Space that will be removed by Subtenant at Subtenant’s sole cost and expense, and (ii) any repairs to the Subleased Premises or the Shared Space that were caused by the negligence or willful misconduct of Subtenant and must be performed at Subtenant’s sole cost and expense in connection with Subtenant’s surrender of such space. Subtenant shall remove such items and make such all necessary repairs at Subtenant’s sole cost and expense, and Subtenant’s obligations to remove such items and to perform such repairs shall survive the expiration or earlier termination of this Sublease. If Subtenant continues in occupancy of the Subleased Premises after expiration or termination of this Sublease without the written consent of Tenant, Subtenant shall pay for the holdover period two hundred percent (200%) of the Sublease Charges payable immediately prior to the expiration or termination. No holding over by Subtenant after the term of this Sublease without the written consent of Tenant shall be construed to extend the term hereof. In the event of any unauthorized holding over, Subtenant shall indemnify Tenant against all losses, costs, and expenses, including reasonable attorneys’ fees, incurred by Tenant by reason of Subtenant’s holdover. Subtenant’s obligations hereunder shall survive the expiration or earlier termination of this Sublease.

8. Default by Subtenant.

(a) In addition to any events or occurrences which constitute a default under the terms of the Prime Lease (which have been incorporated into this Sublease by reference), if any other event occurs (after expiration of any applicable period of notice and cure) which involves Subtenant or the Subleased Premises or the Shared Space which would constitute a default under the Prime Lease if it involved Tenant or the Premises, such event shall constitute an “Event of Default” hereunder, and Tenant may exercise, without limitation of any other rights and remedies available to it hereunder or at law or in equity, any and all rights and remedies of Landlord set forth in the Prime Lease in the event of a default by Tenant thereunder. In addition, in the event Subtenant fails or refuses to make any payment or perform any covenant or agreement to be performed hereunder by Subtenant, such failure or refusal shall constitute an “Event of Default” hereunder, and Tenant may make such payment or undertake to perform such covenant or agreement (but shall not have any obligation to Subtenant to do so). In such event, amounts so paid and amounts expended in undertaking such performance, together with all costs, expenses and attorneys’ fees incurred by Tenant in connection therewith, shall constitute Sublease Charges hereunder, and shall be immediately due and payable from Subtenant to Tenant.

(b) Tenant and/or its subsidiary, as the case may be, and Subtenant are parties to the following agreements (each of which may be referred to in this Sublease as a “Transaction Agreement” and collectively may be referred to as the “Transaction Agreements”): (i) the Asset Purchase Agreement between Tenant and Subtenant (the “Asset Purchase Agreement”) and the following agreements as defined in the Asset Purchase Agreement: (ii) the Verenium License Agreement, (iii) the BP License Agreement, (iv) the Kerry Sublicense Agreement, (v) the Joint Intellectual Property Agreement, and (vi) the Verenium Non-Compete Agreement. In the event of a default by Subtenant under any of the Transaction Agreements (after expiration of any applicable period of notice and cure), Tenant shall have the right to terminate this Sublease by delivering written notice thereof to Subtenant, in which event Subtenant shall have ninety (90) days following receipt of Tenant’s notice of termination to vacate the Subleased Premises.

9. Common Areas; Parking. Subtenant, its officers, employees and invitees only, shall have the nonexclusive right to use the common areas of the Building and Subtenant’s Proportionate Share of the unreserved parking spaces that Tenant is entitled to use under the Prime Lease.

10. Fire or Casualty; Eminent Domain.

(a) Articles 11 and 13 of the Prime Lease (regarding fire, casualty and eminent domain) are incorporated into this Sublease, except that, notwithstanding the provisions thereof, Tenant shall have the right to make all determinations and elections regarding fire, casualty and eminent domain pursuant to the Prime Lease, such as whether a partial taking materially interferes with Tenant’s enjoyment and intended use of the Premises or whether Tenant elects to terminate the Prime Lease in accordance with the terms thereof. An election by Tenant to terminate the Prime Lease in accordance with Article 11 or 13 thereof shall result in an automatic termination of this Sublease and shall not be considered a breach of this Sublease by Tenant.

(b) If this Sublease is not terminated pursuant to the fire, casualty and eminent domain sections of the Prime Lease following a casualty or partial taking, Landlord’s obligations under the fire, casualty and eminent domain sections of the Prime Lease shall remain the obligations of Landlord and shall not be any obligation of Tenant. In this regard, Tenant shall not be liable to Subtenant, but shall use Commercially Reasonable efforts to enforce the terms of the Prime Lease.

11. Signage. Within twenty (20) days following the Sublease Commencement Date, at Subtenant’s sole cost and expense, Subtenant shall remove from the Building and the Premises all signage identifying Subtenant or containing Subtenant’s logo, and shall repair all damage caused by the installation, use, maintenance and removal of such signage and shall restore the areas in which such signage was located to the condition required under the Prime Lease. Any new signage to be installed by Subtenant shall be installed by Subtenant at its sole cost and expense, and shall be subject to the approval of Landlord and Tenant, and shall be installed in compliance with all Laws and approvals, consents and permits required therefor. Subtenant shall maintain all of Subtenant’s signs in a good, clean and safe condition in accordance with all Laws, and shall repair all damage caused by the installation, use, maintenance and removal of the signs and, upon their removal, restore the areas in which such signs were located to the condition immediately before the installation thereof (ordinary wear and tear excepted, other than any discoloration caused thereby). Subtenant shall remove the signs and perform all restoration work as provided above prior to the expiration of the Sublease Term, however, if Subtenant’s right to possess the Subleased Premises is involuntarily terminated, Subtenant shall have ten (10) business days following the termination of this Sublease to remove the signs and perform all restoration work. If Subtenant fails to do so within such period, then Tenant may, at the sole cost and expense of Subtenant, perform such work and dispose of the signs in any manner it deems appropriate or deem such signs abandoned and, after removing Subtenant’s logo therefrom, use such signs; Subtenant shall pay to Tenant all reasonable costs incurred in connection therewith within thirty (30) days after Tenant’s request therefor. The provisions of this Section 11 shall survive the expiration or the earlier termination of this Sublease.

12. Use of the Shared Space. During the Sublease Term but subject to Tenant’s reasonable scheduling requirements, Subtenant, its officers and employees only, may use the Shared Space in common with Tenant for the purposes for which Subtenant currently uses such Shared Space and for no other use or purpose. Subtenant shall comply with Tenant’s reasonable rules and regulations as may be promulgated from time to time, including but not limited to all health and safety requirements and procedures, and all of Tenant’s laboratory policies and procedures, with respect to the Shared Space. Tenant reserves the right to temporarily restrict the access to and use of the Shared Space by Subtenant, its officers and employees, from time to time, with reasonable prior notice to Subtenant; provided that such temporary restriction will be subject to scheduling with Subtenant to minimize interference with Subtenant’s ongoing projects. Tenant shall not be liable for any loss or damages in connection with Subtenant’s use of or inability to use the Shared Space or the interruption of or failure to furnish any Building service to the Shared Space, including, without limitation, heat, air conditioning, cleaning and electricity, nor shall Tenant be liable for any loss or damages in connection therewith.

13. Access to Tenant’s Premises Prohibited.

(a) Subtenant acknowledges and agrees that, subject to the provisions of this Section 13, the Tenant’s Premises are to be used for the sole and exclusive benefit of Tenant, and that while the Subleased Premises and the Shared Space, or portions thereof, may or may not be separately demised from the Tenant’s Premises, Subtenant, its agents, employees, contractors and invitees shall not access, and shall have no right, title or interest in, the Tenant’s Premises. Further, Subtenant shall not have the right to use or access that certain building commonly known as “Building C” located near or adjacent to the Building, subject to the following sentences. Subtenant currently intends to move certain equipment currently existing in Building C which is being retained by Subtenant as part of the Asset Purchase Agreement into the Subleased Premises. Notwithstanding the foregoing, however, in the event such equipment will not reasonably fit in the portions of the Subleased Premises being reserved for such equipment, as reasonably determined by Subtenant, Subtenant will have the right to use a portion of Building C to be mutually agreed upon by Tenant and Subtenant for such equipment (which mutually agreed upon space shall be deemed Shared Space), and Subtenant will have access and use rights to such portion of Building C as reasonably necessary for the use of such equipment in accordance with the terms of this Sublease. In addition, for a period not to exceed six (6) months following the Effective Date, Tenant shall permit Subtenant to store, install and operate certain servers, storage arrays and switches in a portion of the premises (to be reasonably designated by Tenant) occupied by Tenant in the building located at 4939 Directors Place which is commonly known as “Building B” (or such other space as Tenant may reasonably designate from time to time) and such space as may be so used by Subtenant shall be considered a Permitted Access Area (as hereinafter defined). In the event Tenant and Subtenant agree (Tenant being under no obligation to do so) that Subtenant will be permitted to store, install and/or operate additional equipment in portions of Tenant’s Premises (such portions of Tenant’s Premises may be referred to as the “Permitted Access Areas”), Subtenant and its officers, agents, contractors and employees shall comply with Tenant’s rules, regulations, requirements and procedures, including but not limited to all health, safety, security and environmental policies, emergency response policies and procedures, and safety requirements and procedures, and all of Tenant’s laboratory policies and procedures, with respect to the use of the Tenant’s Premises. Tenant reserves the right to restrict access to and use of Tenant’s Premises by Subtenant, its officers, agents, contractors and employees, from time to time, with reasonable prior notice to Subtenant. Subtenant shall be solely responsible for any loss, cost, damage and expense suffered or incurred by Tenant as a result of Subtenant’s use of the Tenant’s Premises. Notwithstanding the foregoing, however, upon the expiration or earlier termination of this Sublease or Subtenant’s right to possession of the Subleased Premises, Tenant shall have the right to require Subtenant to remove from the Permitted Access Areas such of Subtenant’s equipment as Tenant may designate at Subtenant’s sole cost and expense. In the event Subtenant, its officers, employees, agents, contractors or invitees access the Tenant’s Premises or said Building B or Building C (except as set forth above), Tenant shall have the right to require such individuals to vacate such space immediately.

(b) Tenant and Subtenant acknowledge and agree that as of the Effective Date, certain of Subtenant’s personnel, equipment and personal property will be situated within the Tenant’s Premises, the relocation of which is contemplated in Section 5.4(c) of the Asset Purchase Agreement. Subtenant shall relocate such personnel, equipment and personal property from Tenant’s Premises to the Subleased Premises, in accordance with the provisions of Section 5.4(c) of the Asset Purchase Agreement, within ninety (90) days following the Effective Date or, in the case of equipment or personal property involved in Carve-out Projects, such longer period as may be expressly contemplated under the governing documents relating to the Carve-out Projects, as such term is defined in the Asset Purchase Agreement (the “Transitional Period”). During the Transitional Period, Subtenant and its officers, agents, contractors and employees shall comply with Tenant’s rules, regulations, requirements and procedures, including but not limited to all health, safety, security and environmental policies, emergency response policies and procedures, and safety requirements and procedures, and all of Tenant’s laboratory policies and procedures, with respect to the use of the Tenant’s Premises. Tenant reserves the right to restrict access to and use of Tenant’s Premises by Subtenant, its officers, agents, contractors and employees, from time to time, with reasonable prior notice to Subtenant. Subtenant shall be solely responsible for any loss, cost, damage and expense suffered or incurred by Tenant as a result of Subtenant’s use of the Tenant’s Premises and relocation by Subtenant from the Tenant’s Premises to the Subleased Premises. In the event Subtenant, its officers, employees, agents, contractors or invitees or Subtenant’s equipment or personal property remain in the Tenant’s Premises after the expiration of the Transitional Period, Tenant shall have the right to require the removal of such personnel, equipment and/or personal property from the Tenant’s Premises immediately.

14. Insurance and Indemnity.

(a) Waiver of Subrogation. Anything in this Sublease to the contrary notwithstanding, Tenant and Subtenant each hereby waive any and all rights of recovery, claims, actions or causes of action against the other and the officers, directors, partners, agents and employees of each of them, and Subtenant hereby waives any and all rights of recovery, claims, actions or causes of action against Landlord and its agents and employees for any loss or damage that may occur to the Subleased Premises or any improvements thereto, or any personal property of any person therein or in the Building, by reason of fire, the elements or any other cause insured against under valid and collectible fire and extended coverage insurance policies, regardless of cause or origin, including negligence, except in any case which would render this waiver void under law, to the extent that such loss or damage is actually recovered under said insurance policies (or is applied to any deductible associated with such insurance). In the event Tenant does not elect to purchase insurance from a third party insurer, Tenant will be deemed to have elected to self insure and will be treated for purposes of this Section 14(a) as if it had purchased insurance from a third party which contained a waiver of subrogation that complied with the requirements of this Section.

(b) Waiver of Claims and Indemnity.

(i) Subtenant hereby releases and waives any and all claims against Landlord and Tenant and each of their respective officers, directors, partners, members, agents and employees for injury or damage to person, property or business sustained in or about the Building, Building B, Building C, the Subleased Premises, the Shared Space, Tenant’s Premises or the Permitted Access Areas by Subtenant other than by reason of negligence or willful misconduct of Landlord or Tenant and except in any case which would render this release and waiver void under law.

(ii) Subtenant agrees to indemnify, defend and hold harmless Tenant, Landlord and their respective officers, directors, partners, members, agents and employees, from and against any and all claims, demands, costs and expenses of every kind and nature, including attorneys’ fees and litigation expenses, arising from Subtenant’s use or occupancy of the Subleased Premises, the Shared Space, Tenant’s Premises, the Permitted Access Areas, Building B, Building C or the Building, or from any breach or default on the part of Subtenant in the performance of any agreement or covenant of Subtenant to be performed under this Sublease, or from any act or neglect of Subtenant or its agents, officers, employees, guests, servants, invitees or customers in or about the Subleased Premises, the Shared Space, Tenant’s Premises, the Permitted Access Areas, Building B, Building C or the Building. In case any such proceeding is brought against any of said indemnified parties, Subtenant covenants, if requested by Tenant, to defend such proceeding at its sole cost and expense by legal counsel reasonably satisfactory to the party to be indemnified hereunder. Subtenant’s obligations hereunder shall survive the expiration or earlier termination of this Sublease.

(c) Insurance Policies. Subtenant, at its sole cost and expense, will provide with respect to the Subleased Premises and keep in full force and effect during the Sublease Term, the insurance with the same limits and coverage that are required to be carried by Tenant under the Prime Lease. During the Sublease Term, Tenant and Landlord shall be named as additional insureds under such insurance. A certificate evidencing such insurance coverage shall be delivered to Tenant and Landlord prior to the Sublease Commencement Date. Such certificate of insurance will provide for not less than thirty (30) days’ advance written notice to Tenant and Landlord in the event of cancellation.

15. Assignment and Subletting. Subtenant may not assign, mortgage, pledge or otherwise transfer this Sublease, nor sublet, or permit, or suffer the Subleased Premises, the Shared Space or the Permitted Access Areas to be occupied by others, without Tenant’s prior written consent in each instance, which consent may be withheld in Tenant’s sole and absolute discretion. A Change in Control will be governed by Section 2 above and not by this Section 15.

16. Third Party Consents. The obligations of Tenant and Subtenant under this Sublease are conditioned and contingent upon Landlord and such other necessary third parties consenting hereto by executing and delivering a consent form reasonably acceptable to Tenant and Subtenant. In the event such consents are not obtained, this Sublease shall be of no force or effect and shall automatically terminate and become null and void, and neither Tenant nor Subtenant shall have any further obligations or liability hereunder.

17. Included Equipment; Excluded Equipment List. As of the Sublease Commencement Date, the Subleased Premises shall contain certain furniture, fixtures and equipment (including but not limited to telecommunications equipment) currently located within the Subleased Premises, and all such furniture, fixtures and equipment other than such items as may be expressly set forth on the “Excluded Equipment List” (Section 1.2 of the Disclosure Schedule to that certain Asset Purchase Agreement between Tenant and Subtenant) shall remain the property of Tenant and may be referred to herein as the “Included Equipment”. Subtenant will be permitted to retain its existing telecommunications equipment in place throughout the Sublease Term. Tenant makes no representation or warranty as to the quality or condition of the Included Equipment or the adequacy of the Included Equipment for Subtenant’s intended purposes. Subtenant shall insure, repair and maintain the Included Equipment at its sole cost and expense throughout the Sublease Term, and at the expiration or earlier termination of this Sublease or Subtenant’s right of possession to the Subleased Premises, Subtenant shall return the Included Equipment to Tenant in good condition, ordinary wear and tear excepted, or, at Tenant’s option, shall remove the Included Equipment from the Subleased Premises. Subtenant may install additional fixtures or equipment within the Subleased Premises (provided that Subtenant will be required to obtain Tenant’s prior reasonable consent as to any equipment which will be affixed to the Subleased Premises or which will be installed in the Shared Space). Subtenant will notify Tenant at the time it installs any equipment in the Subleased Premises whether Subtenant is adding such equipment to the Excluded Equipment List, and if Subtenant makes such election, Subtenant shall be entitled to remove such equipment upon the expiration or earlier termination of this Sublease. In the event Subtenant does not elect to add such equipment to the Excluded Equipment List, Tenant shall have the option to require Subtenant to remove the equipment or to retain possession of such equipment upon the expiration of the Sublease Term. At least thirty (30) days prior to the expiration of the Sublease Term, and at other times as Tenant may request, Subtenant shall deliver to Tenant an updated Excluded Equipment List for Tenant’s review and approval in accordance with the foregoing. Any and all furniture, fixtures and equipment currently located within the Shared Space (other than any items expressly set forth on the Excluded Equipment List as amended pursuant to this Section 17) shall remain the property of Tenant and shall be insured, repaired and maintained by Tenant at its sole cost and expense, except to the extent of any damage caused by Subtenant or its agents or employees, for which Subtenant shall be solely responsible. Subtenant shall be solely responsible for the Excluded Equipment, including the insurance, repair and maintenance thereof, and the removal of the Excluded Equipment from the Building upon the expiration or earlier termination of this Sublease or Subtenant’s right of possession to the Subleased Premises. Notwithstanding the foregoing, however, upon the expiration or earlier termination of this Sublease or Subtenant’s right to possession of the Subleased Premises, Tenant shall have the right to require Subtenant to remove from the Subleased Premises and the Shared Space such additional items of furniture, personal property and equipment as Tenant may designate at Subtenant’s sole cost and expense.

18. Substitution Space. Intentionally omitted

19. Commissions. Each of Tenant and Subtenant represents and warrants to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Sublease. Each of Tenant and Subtenant shall indemnify the other against all costs, expenses, attorneys’ fees and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

20. Exhibits. Tenant and Subtenant agree to the terms of all of the Exhibits to this Sublease, which are incorporated herein by this reference. A list of all such Exhibits is as follows:

Exhibit A –	Depiction of the Subleased Premises, the Shared Space and the Tenant’s Premises
Exhibit B –	Prime Lease
Exhibit C –	List of Included Services
Exhibit D –	Electronic Funds Transfer Information

21. Miscellaneous.

(a) Notices. All notices and other communications given pursuant to this Sublease shall be in writing and shall be (1) deposited with a nationally-recognized overnight courier that monitors delivery, and addressed to the parties hereto at the addresses set forth below such party’s signature hereto; (2) hand delivered to the intended address; or (3) sent by prepaid telegram, cable, facsimile transmission, or telex sent to the number set forth below such party’s signature hereto, followed by a confirmatory letter by one of the foregoing means. Notices sent by overnight courier shall be effective on the business day immediately following the date on which such notice was deposited with such courier, and all other notices shall be effective upon delivery to the address of the addressee. The parties hereto may change their addresses by giving prior written notice thereof to the other in conformity with this provision.

(b) Waiver. Waiver of one breach of a term, condition or covenant of this Sublease by either party hereto shall be limited to the particular instance and shall not be deemed to waive future breaches of the same or other terms or conditions.

(c) No Encumbrance. Subtenant shall not voluntarily or by operation of law, mortgage or otherwise encumber all or any part of Subtenant’s interest in this Sublease or the Subleased Premises.

(d) Estoppel Certificates. Each party shall, from time to time, within ten (10) business days after request of the other party, deliver to the requesting party an estoppel certificate stating that this Sublease is in full effect, the date to which Sublease Charges have been paid, the unexpired term of this Sublease, and such other factual matters pertaining to this Sublease as may be reasonably requested by the other party or by Landlord.

(e) Governing Law. This Sublease shall be governed by and construed in accordance with the laws of the state in which the Premises are located. In any suit arising under or with respect to this Sublease, venue shall be in a court of proper jurisdiction in San Diego County, California.

(f) Successors and Assigns. This Sublease shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns.

(g) Multiple Counterparts. This Sublease may be executed in multiple counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument. A facsimile transmission shall be binding on the party or parties whose signatures appear thereon.

(h) Invalidity. If any one or more of the provisions contained in this Sublease is for any reason held to be invalid, illegal, or unenforceable in any respect, then such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Sublease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(i) Time. Time is of the essence in the performance of this Sublease.

(j) Complete Agreement. This Sublease constitutes the complete and exclusive statement of the agreement between the parties with respect to the subject matter hereof and replaces and supersedes all prior agreements. This Sublease supersedes all written and oral statements, and no representation, statement, condition or warranty omitted from this Sublease shall be binding on the parties hereto or have any force or effect whatsoever.

(k) Captions. The captions in this Sublease are for convenience of reference only and the words contained herein shall in no way be held or deemed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision or the scope of intent of this Sublease.

(l) Other Terms. The terms “herein,” “hereof,” “hereunder,” “hereby,” “this Sublease” and other similar references shall be construed to mean and include this Sublease and all amendments thereof and supplements thereto unless the context clearly indicates or requires otherwise. Each reference to “including” means “including, without limitation” and to “terms” means “terms, provisions, covenants and agreements”. All references to “Articles” and “Sections” contained in this Sublease are, unless specifically indicated otherwise, references to articles, sections, subsections, and paragraphs of this Sublease. Whenever in this Sublease the singular number is used, the same shall include the plural where appropriate (and vice versa), and words of any gender shall include each other gender where appropriate. All references to “Exhibit(s)” and “Schedule(s)” are, unless specifically indicated otherwise, references to exhibits, schedules, and attachments to this Sublease, which are incorporated into this Sublease by each such reference. As used herein with respect to Tenant’s efforts in connection with obtaining the consent or performance of Landlord or making requests of Landlord on behalf of Subtenant, “Commercially Reasonable Efforts” means those efforts or diligence to the extent they are economically feasible, practicable, and reasonable under the circumstances but will not impose upon Tenant the obligation to make any payments to Landlord or any other party in order to obtain the consent or performance of Landlord unless Subtenant agrees to reimburse Tenant for such payment and advances to Tenant the reasonably estimated costs therefor prior to Tenant taking any such action, or to file suit against Landlord.

(m) Consents. Subtenant understands and agrees that if it wishes to take any action under this Sublease which requires Tenant’s consent or approval and if such action if taken by Tenant under the Prime Lease would require Landlord’s consent or approval, Subtenant will be required to obtain Landlord’s consent or approval in addition to the consent or approval of Tenant and to comply with all of the requirements of the Prime Lease with respect to obtaining Landlord’s consent or approval, and if the consent or approval of Landlord or Tenant is not obtained, Subtenant will not be able to take the action at issue. All time periods provided for Tenant’s consent will extend ten (10) days beyond any time period required for Landlord’s consent notwithstanding the incorporation of any such provisions into this Sublease.

(n) Quiet Enjoyment. Tenant covenants that Subtenant, on paying the charges for services and other payments herein reserved and on keeping, observing and performing all of the other terms, provisions and agreements herein contained on the part of Subtenant to be kept, observed and performed, shall, during the Sublease Term, peaceably and quietly have, hold and enjoy the Subleased Premises subject to the terms, provisions and agreements hereof without interference by any persons lawfully claiming by or through Tenant. The foregoing covenant is in lieu of any other covenant express or implied.

REMAINDER OF PAGE INTENTIONALLY BLANK.

SIGNATURE PAGE(S) FOLLOWS.

IN WITNESS WHEREOF, duly authorized representatives of the parties hereto have executed this Sublease as of the day and year first above written.

TENANT: BP BIOFUELS NORTH AMERICA LLC, a Delaware limited liability company

By:	/s/ Susan A. Ellerbusch
	Name:	Susan A. Ellerbusch
	Title:	President

Address:

Attn:
Facsimile:	( )

SUBTENANT: VERENIUM CORPORATION, a Delaware corporation

By:	/s/ Carlos A. Riva
	Name:	Carlos A. Riva
	Title:	President and Chief Executive Officer

Address:

Attn:
Facsimile:	( )

[Signature Page - Sublease Agreement]

EXHIBIT A / A-1

EXHIBIT A / A-1

EXHIBIT B

THE PRIME LEASE

[Filed as Exhibit 10.34 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (File No. 000-29173), filed with the Securities and Exchange Commission on May 12, 2000, and incorporated herein by reference.]

Exhibit B

EXHIBIT C

LIST OF INCLUDED SERVICES

Tenant shall bill Subtenant for the following services in accordance with the provisions of Section 6 of the Sublease. Tenant shall bill Subtenant separately, at Tenant’s actual cost without mark up, for any additional services provided to the Subleased Premises at Subtenant’s request, and for any additional services provided to the Shared Space or the Building, at Subtenant’s request.

(1) Hot and cold water;

(2) HVAC as appropriate during normal business hours, and at such temperatures and in such amounts as are considered by Tenant to be standard for the Tenant’s Premises;

(3) Janitorial service to the Subleased Premises and the common areas of the Building on weekdays other than holidays in accordance with such standards as are applicable to Tenant’s Premises;

(4) Electrical current in the capacity existing as of the date of this Sublease to operate (i) personal computers, copiers, printers, word processing equipment, and other machines of similar low voltage electrical consumption, (ii) lighting and equipment of standard high voltage electrical consumption, and (iii) all other equipment currently existing in the Subleased Premises or the Shared Space;

(5) Piped gasses (specifically, nitrogen, air, natural gas and deionized water);

(6) Cooling water;

(7) Steam; and

(8) On-site security services, if any are provided.

Exhibit C

EXHIBIT D

ELECTRONIC FUNDS TRANSFER INFORMATION

[…***…]

*** Confidential Treatment Requested

Exhibit D